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                                                                    Exhibit 99.4
                                  John Burgess
                             Compensation Agreement

   The Following agreement was adopted by the Board of Directors of Lumisys
          Incorporated pursuant to a Written Consent Dated May 1, 2000

1.  Base Salary. $125,000, effective 1/1/2000.
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2.  Commission. Burgess is eligible for commission payments targeted to be
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    $137,5000 for sales of $25 Million for the year ending 12/31/00 under the
    Company's standard commission plan.

3.  Incentive for sale Lumisys Inc. The success fee for the sale of the Lumisys,
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    excluding AuntMinnie.com will be 1% of the net proceeds to Lumisys for any transaction up to $50 million and additionally, 2% of any incremental net proceeds to Lumisys above $50 million. The incentive will be paid in cash as soon as feasible, but not to exceed 30 days from the date Lumisys receives proceeds from the transaction.